EXHIBIT 99.3

LATITUDE SOLUTIONS INC. APPOINTS WILLIAM S. BRENNAN TO BOARD OF DIRECTORS


BOCA RATON,  Fla.,  March 29,  2012 /CNW/ - Latitude  Solutions,  Inc.  (OTC QB:
LATI), is a service company that has patented technology to treat high volumes of produced waste waters for reuse or for environmentally safe discharge, announced today the appointment of Mr. William Brennan to its Board of Directors. Mr. Brennan has over 20 years of financial and executive management experience and is recognized as one of the leading investment professionals in the global water sector.


(Logo: http://photos.prnewswire.com/prnh/20120208/FL49584LOGO )


Mr. Brennan is currently a Portfolio Manager and Principal Partner of Summit Global Management which oversees $400M in dedicated water strategies and is the oldest water investment platform in the world. Previously, Mr. Brennan served as President and Managing Director of Brennan Investment Partners LLC, Aqua Terra Management and Boenning & Scattergood. In addition, Mr. Brennan is currently an Adjunct Professor at Villanova University and Cabrini College.


Commenting on Mr. Brennan's appointment, Latitude Solutions' Chief Executive Officer, Mr. Jeffery A. Wohler stated, "William brings more than two decades of investment experience as well as many key relationships in the water affiliated industry to our Company. His presence on our Board will not only strengthen our leadership, but it will further expand our new opportunities for Latitude's patented technology."


About Latitude Solutions, Inc.

Latitude Solutions, Inc. provides innovative waste water remediation solutions worldwide to oil & gas, energy, mining, food processing, agricultural and other industrial users worldwide utilizing its patented Electro Precipitation(TM), (EP(TM)) technology. LSI's proprietary Electro Precipitation(TM), Integrated Water Systems(TM) (IWS(TM)) technology provides a sustainable solution to water related oil and gas production issues by rendering previously unusable production, flowback and other contaminated water suitable as reusable makeup water for ongoing operations, including hydraulic fracturing. This re-use process significantly reduces costs.


Safe Harbor statement


This new release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


SOURCE Latitude Solutions, Inc.


Virginia E. Dadey, ?Director Financial Relations?, Latitude Solutions, Inc.?, +1-561-353-7511, ?vdadey@latitudesolutions.net


http://photos.prnewswire.com/prnh/20120208/FL49584LOGO


PRN Photo Desk, photodesk@prnewswire.com


Source: Canada Newswire (March 29, 2012 - 7:31 AM EDT)

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